Exhibit 99.1

Deheng Law Firm Shenzhen Office
Legal Opinion

By order of

China Equity Platform Holding Group Limited

February 14th , 2011

Dear Sir or Madam:

We have acted as legal adviser of the People’s Republic of China (the “PRC”) for China Equity Platform Holding Group Limited (the “Company”). We have been requested to give this opinion on the (i) the legality and validity of relevant transactions, under the Regulations on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, PRC Ministry of Commerce Order No.10 2006, as amended on June 22, 2009 (the “M&A Rules”) and the Company’s compliance with the provisions of all such approvals in all material respects under the M&A Rules; (ii) The legality of the company’s business operated in PRC.

We are qualified lawyers of PRC and are qualified to issue opinions on the laws and regulations of the PRC.

Representations and Warranties

1.
In rendering this opinion, we have assumed the accuracy and completeness of all factual statements of the Company and only with respect to the PRC laws which are public available in effect on the date hereof.

2.
In rendering this opinion, we have assumed the genuineness of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the accuracy and completeness of the documents provided to us. We have also assumed that no amendments, revision, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purpose of this opinion.

3.	In rendering this opinion, we have independently verified all statements of fact materials to our conclusions after due and reasonable inquiries under the principle of diligence and good faith.

4.
This opinion is for the purpose of submission to United States Securities and Exchange Commission (the “SEC”) in connection with the Company’s registration statement on Form F-1 and for your reference ONLY. Any use for other purpose or any acting in reliance on this opinion by any other unintended recipients is not authorized.

5.	This opinion only represents our understanding of the fact and legal issues presented. It is not our guaranty to obtain the concurrence with any other third parties on this opinion.

This Representations and Warranties set forth herein is an integral part of this opinion.

Legal Opinion

As used herein, (a) “PRC Laws” means all laws, regulations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province); (b) “Governmental Agencies” means any governmental agency of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province); (c) “Approvals” means all approvals, sanctions, authorizations, filings, registrations, permissions, qualifications and licenses required by Governmental Agencies. Based on the foregoing, we are of the opinion that:

1.	The legality and validity of relevant transactions, under the M&A Rules.

1.1	M&A Rules

1.1.1	Scope of Appliance

Pursuant to Article 2 of the M&A Rules: the phrase “takeover of a domestic enterprise by a foreign investor” as mentioned in the present provisions means that the foreign investor purchases by agreement the equities of the shareholders of a domestic non-foreign-funded enterprise (the “domestic enterprise”) or subscribes to the increased capital of a domestic enterprise, and thus changes the domestic enterprise into a foreign-funded enterprise.

To the best of our knowledge after due and reasonable inquiries, the foreign investor purchases by agreement the equities of the shareholders of a domestic non-foreign-funded company or subscribes to the increased capital of a domestic-funded company are subject to the M&A Rules, and it is not necessary to be in compliance with the M&A Rules for foreign investor purchases by agreement the equities of the shareholders of a domestic foreign investment enterprises.

1.1.2	Approval Procedures

Pursuant to the articles of the M&A Rules, an equity-based takeover of a domestic non-foreign-funded enterprise by a foreign investor shall be subject to the examination and approval of the examination and approval organs of PRC, after receiving an aforesaid approval document, it shall apply to modify the registration in the registration administrative organ and the foreign exchange control organ.

The transaction for the overseas listing of a special purpose vehicle shall be subject to approval of the securities regulatory institution of the State Council.

1.2	The Acquisition of ChinaE.com Technology (Shenzhen) Co., Ltd. (the “ChinaE Technology”).

ChinaE.com Technology (Shenzhen) Co., Ltd. was duly incorporated as an enterprise with limited liability under PRC laws in 2004, whose sole shareholder was INTERMOST LTD., a company incorporated in BVI. ChinaE Technology should be substantially categorized as a Wholly Foreign-owned Enterprise.

In 2008, the Company and INTERMOST LTD. entered into an “Equity Transfer Agreement” pursuant to which the Company purchased 100% of the equity interest in ChinaE Technology. In October 2008, Bureau of Trade & Industry, Luohu District, Shenzhen, issued an “Approval Reply for Equity Interest Transfer of the Foreign Enterprise named ChinaE.com Technology (Shenzhen) Co., Ltd.”【No. (2008) 2126】, approving the purchase of 100% equity interest in ChinaE Technology by the company under the agreement. In October 2008, ChinaE Technology accomplished the registration of alternation in Shenzhen local Administrations for Industry and Commerce. According to this transaction, ChinaE Technology obtained a renewal “Approval Certificate for Foreign Investment Enterprises of People's Republic of China”.

To the best of our knowledge after due and reasonable inquiries, given that this transaction was just related to transferring the shareholder’s equity of Wholly Foreign-owned Enterprise, it is not necessary for the Company to be in compliance with the M&A Rules. Furthermore, to the best of our knowledge after due and reasonable inquiries, in terms of this transaction, the Company has acquired all the approvals and registrations of alternation and we have no reason to believe that this transaction is not in compliance with PRC laws in all material respects.

1.3	The Acquisition of ChinaE.com Investment Consultant (Shenzhen) Co., Ltd. (the “ChinaE Investment”).

ChinaE.com Investment Consultant (Shenzhen) Co., Ltd. was duly incorporated as an enterprise with limited liability under PRC laws in 2006, whose sole shareholder was INTERMOST LTD., a company incorporated in BVI. ChinaE Investment should be substantially categorized as a Wholly Foreign-owned Enterprise.

In 2008, the Company and INTERMOST LTD. entered into an “Equity Transfer Agreement” pursuant to which the Company purchased 100% of the equity interest in ChinaE Investment. In October 2008, the Bureau of Trade & Industry, Luohu District, Shenzhen, issued an “Approval Reply for Equity Interest Transfer of the Foreign Enterprise named ChinaE.com Investment Consultant (Shenzhen) Co., Ltd.” 【No. (2008) 2125】, approving the purchase of 100% equity interest in ChinaE Investment by the company under the agreement. In October 2008, ChinaE Investment accomplished the registration of alternation in Shenzhen local Administrations for Industry and Commerce. According to this transaction, ChinaE Investment obtained a renewal “Approval Certificate for Foreign Investment Enterprises of People's Republic of China”.

To the best of our knowledge after due and reasonable inquiries, given that this transaction was just related to transferring the shareholder’s equity of Wholly Foreign-owned Enterprise, it is not necessary for the Company to be in compliance with the M&A Rules. Furthermore, to the best of our knowledge after due and reasonable inquiries, in terms of this transaction, the Company has acquired all the approvals and registrations of alternation and we have no reason to believe that this transaction is not in compliance with PRC laws in all material respects.

1.4	Conclusion

We hereby represent the conclusion that: to the best of our knowledge after due and reasonable inquiries, the acquisition of ChinaE.com Technology (Shenzhen) Co., Ltd. and ChinaE.com Investment Consultant (Shenzhen) Co., Ltd. by the Company is not required to be in compliance with the M&A Rules. We have not found any evidence that it is necessary to be in compliance with the M&A Rules, and it is not necessary to submit any application for approval to governmental agency under the M&A Rules.

2.	The legality of the company’s business operated in PRC.

2.1	Business scope of the company

As disclosed by the company, there are two direct wholly-owned subsidiaries of the company in PRC.

(1)	ChinaE.com Technology (Shenzhen) Co., Ltd., a limited liability company with business scope of enterprise management, advisory and consultancy service.

(2)
ChinaE.com Investment Consultant (Shenzhen) Co., Ltd., a limited liability company with business scope of project investment consultation, enterprise image analysis, economic information advisory and consultancy service.

2.2
The Company’s Business classified in “Catalogue of Industries for Guiding Foreign Investment (Revised 2007)” (Order of National Development and Reform Commission and the Ministry of Commerce, No.57, the “Guiding Catalogue”).

The Guiding Catalogue categorizes business into the followings: 1) catalogue of encouraged foreign investment industries; 2) catalogue of restricted foreign investment industries; and 3) catalogue of prohibited foreign investment industries. Each catalogue is an enumeration of details. To the best of our knowledge after due and reasonable inquiries, according to the Guiding Catalogue, we have not found any evidence to believe that business the company operating are listed into the catalogue of “Restricted” or “Prohibited”.

2.3	Conclusion

As a company which is engage in business activities in PRC with subsidiaries incorporated in PRC, the company should be in compliance with PRC laws including but not limited to company law, contract law, tax law, labor law.

To the best of our knowledge after due and reasonable inquiries, in reference to the two subsidiaries of the company as aforesaid which are wholly foreign owned enterprise, there have not been promulgated any specialized regulation or directive so far as the business scope to regulate relative business activities, with respect to the PRC laws in effect on the date hereof, there have not been any specialized governmental agency so far as the business scope to supervise, these two subsidiaries shall not be subject to any approval so far as the business scope of any governmental agency. To the best of our knowledge after due and reasonable inquiries, we have not found any evidence to believe that the two subsidiaries of the Company operating the business herein is not in compliance with PRC laws in all material respects.

We are authorized to represent the opinion here stated for your reference only.

Made in Shenzhen on 14 February 2011

DEHENG LAW FIRM SHENZHEN OFFICE [Seal]
REGISTERED LAWYER: [Signature]

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